Exhibit 99.2

Board of Directors

PartnerRe Ltd.

90 Pitts Bay Road

Pembroke HM 08

Bermuda

Attn: Mr. Jean-Paul Montupet

Chairman of the Board

June 2, 2015

Re: Superior Proposal by EXOR S.p.A. (“EXOR”) to PartnerRe Ltd. (“PartnerRe”)

Dear Mr. Montupet, Ladies and Gentlemen:

I am writing in reference to my letter to you of May 12, 2015 (the “EXOR Binding Offer”). In response to your filings with the United States Securities and Exchange Commission on June 1, 2015, in which you announced that July 24, 2015 is newly scheduled date for the special general meeting of PartnerRe shareholders to consider the proposed PartnerRe amalgamation with AXIS Capital Holdings Limited, I am writing to confirm that EXOR is hereby extending the date in clause (ii) of the definition of Expiration Time in the EXOR Binding Offer to July 26, 2015.

EXOR remains fully committed to the EXOR Binding Offer and, except as extended above, the terms of the EXOR Binding Offer remain unchanged and in full force and effect.

Sincerely,

/s/ John Elkann

John Elkann

Chairman and Chief Executive Officer

EXOR S.p.A.

EXOR S.p.A.
Via Nizza, 250
10126 Torino
Italia
Tel. +39.011.5090266
Fax +39.011.5090260

Capitale Sociale:
€ 246.229.850
Registro delle Imprese di Torino, Codice Fiscale e
Partita Iva n. 00470400011
REA n. 91712